Exhibit 99

Company Contacts: Dr. Steven Tsengas, Ph.D., CEO

or

John G. Murchie, VP/Treasurer

(440) 354-6500

For Immediate Release

OurPet's Releases Third Quarter Results

    Sales Increase 12%
    Gross Profit Increases 20%
    Net Income Improves by 162%
    Revised Guidance for 2004
    Reorganizes into Business/Profit Centers

Fairport Harbor, OH -- October 28, 2004: OurPet's Company (OPCO OTCBB) today reported financial results for its third quarter and nine months ended September 30, 2004. Net sales for the third quarter were $1,534,681, an increase of 12% compared to $1,371,162 for the prior year third quarter. Gross profit for the quarter was $423,251, an increase of 20% compared to $351,402 for the prior year quarter. Gross profit as a percent of net sales increased to 28% as compared to 26% in the prior year. The income from operations was $55,676 compared to a loss from operations for the prior year of $38,499 for an improvement of $94,175. Net income for the quarter was $40,909 compared to a net loss for the prior year of $65,614 for an improvement of $106,823. The improvement of 162 percent was achieved in spite of significant expenditures related to new product development and launch.

For the nine months of 2004 net sales were $4,094,704, an increase of 8% compared to $3,799,633 for the prior year nine months. Gross profit for the nine months was $1,062,022, an increase of 12% compared to $948,334 for the prior year nine months. Gross profit as a percent of nets sales increased to 26% as compared to 25% in the prior year. The loss from operations for the nine months decreased to $4,344 from a loss of $83,533 for an improvement of $79,189. Net loss for the nine months was $46,182 compared to a net loss for the prior year of $204,038 for an improvement of $157,856. As previously reported, the nine months 2003 results include a special, one time charge of $40,183 related to the liquidation of excess inventory and the nine months 2004 results included a charge of $2,298 for the same reason.

Dr. Steven Tsengas, President and CEO of OurPet's stated "We were able to increase our sales in the nine months through new product introductions, new customer additions and through creative marketing and promotional programs. Our customers have enthusiastically accepted our new products including the Store-N-Feed, Jr., Groovy Sticks and Durapet Bowls. New products are very important in the pet industry since they drive sales and profits."

Based upon the results for the nine months and recent softness in the consumer retail area due to higher energy, health and other costs, OurPet's has revised its guidance projection for FY 2004 to $5,700,000 in gross revenues and $50,000 in pretax income.

In order to improve accountability and accelerate future growth in sales and profits, OurPet's will be reorganized into two Business/Profit Centers -- Pet Specialty and Mass/Grocery. Reporting to the president, each Business Manager will have complete Sales/Profit responsibility for effectively managing the respective businesses. The goal is for these Business/Profit Centers to grow into self-sustaining divisions of OurPet's Company. Dr. Tsengas added, "Information Technology capabilities are also being enhanced to improve the efficiency, effectiveness and timeliness of office and warehouse information and management reports."

OurPet's designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The American Pet Products Manufacturers' Association (APPMA) * survey estimates approximately 64.2 million U.S. households (62% of all households) currently own a pet, with approximately 46% of these households owning more than one pet. The most popular pets are dogs (39% of all households) and cats (34% of all households). The above survey estimates that there are approximately 378 million pets in the United States.

* APPMA, 2003/2004 National Pet Owners Survey

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words "projects," "anticipates," "believes," "expects," "intends," "will," "may" and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company's expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company's actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company's ability to manage its operating expenses and realize operating efficiencies, (2) the company's ability to maintain and grow its sales with existing and new customers, or (3) the company's ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company's periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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